Exhibit 5.2

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Davis Polk & Wardwell London LLP 5 Aldermanbury Square London EC2V 7HR	020 7418 1300 tel 020 7418 1400 fax

October 7, 2016

Lloyds Banking Group plc

25 Gresham Street

London EC2V 7AE

United Kingdom

Ladies and Gentlemen:

We have acted as special United States counsel to Lloyds Banking Group plc, a public limited company organized under the laws of Scotland (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange its 4.582% Subordinated Debt Securities due 2025 (the “2025 New Notes”) for any and all of its outstanding 4.582% Subordinated Debt Securities due 2025 (the “2025 Old Notes) and 5.300% Subordinated Debt Securities due 2045 (the “2045 New Notes” and, together with the 2025 New Notes, the “New Notes”) for any and all of its outstanding 5.300% Subordinated Debt Securities due 2045 (the “2045 Old Notes” and, together with the 2025 Old Notes, the “Old Notes”) pursuant to the registration statement on Form F-4 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Securities Act”). The New Notes are to be issued pursuant to the provisions of the Subordinated Debt Securities Indenture dated as of November 4, 2014 (the “Base Indenture”), as supplemented by the Fifth Supplemental Indenture (in the case of the 2045 New Notes) and the Sixth Supplemental Indenture (in the case of the 2025 New Notes) (each, a “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case to be dated as of the settlement date in respect of the Exchange Offer and in each case between the Company and The Bank of New York Mellon, acting through its London Branch, as trustee.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, assuming that the New Notes have been duly authorized, executed and delivered insofar as Scots law is concerned, we are of the opinion that the New Notes, when the New Notes are executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the

Lloyds Banking Group plc	October 7, 2016	pg. 2

Exchange Offer, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability and (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights; provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the New Notes to the extent determined to constitute unearned interest.

We express no opinion with respect to the provisions in the New Notes relating to the acknowledgement of and consent to the exercise of any U.K. bail-in power (as defined therein) or Section 3.20 of the Supplemental Indentures.

In connection with the opinion expressed above, we have assumed that (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been suspended; (ii) the Indenture and the New Notes (collectively, the “Documents”) are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company); (iii) there shall not have occurred any change in law affecting the validity or enforceability of any of the New Notes; and (iv) the Company is validly existing as a corporation under the laws of Scotland.  We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States. Insofar as the foregoing opinion involves matters governed by Scots law, we have relied, without independent inquiry or investigation, on the opinion of CMS Cameron McKenna LLP, special legal counsel in Scotland for the Company, dated as of October 7, 2016, filed with the Registration Statement on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell London LLP